Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F1 of our report dated April 13, 2021, except for the effects of the stock split discussed in Note 2.1 to the consolidated financial statements, as to which the date is September 14, 2021, relating to these consolidated financial statements, which appears in the Registration Statement on Form F1 (No. 333-260324) of DLocal Limited. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form F1 (No. 333-260324) incorporated by reference in this Registration Statement.

/s/ Price Waterhouse & Co. S.R.L.

______________________

/s/ Gustavo Ariel Vidan

Partner

Buenos Aires, Argentina

October 20, 2021